As filed with the Securities and Exchange Commission on May 23, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ShiftPixy, Inc.
(Exact name of registrant as specified in its charter)

Wyoming	7361	47-4211438
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

13450 W Sunrise Blvd, Suite 650

Sunrise, FL 33323

(888) 798-9100

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Scott Absher

Chief Executive Officer

13450 W Sunrise Blvd, Suite 650

Sunrise, FL 33323

(888) 798-9100

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Gregory Sichenzia, Esq. Jeff Cahlon, Esq. Sichenzia Ross Ference LLP 1185 Avenue of the Americas, 31st Floor New York, New York 10036 Tel: (212) 930-9700	Ross Carmel, Esq. Jeff Wofford, Esq. Carmel, Milazzo & Feil LLP 55 West 39th Street, 4th Floor New York, NY 10018 Tel: (212) 658-0458

As soon as practicable after the effective date of this registration statement

(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED MAY 23, 2023

Shares of Common Stock

We are offering              shares of our common stock, par value $0.0001 per share.

Our common stock is listed on The Nasdaq Capital Market (“Nasdaq”), under the symbol “PIXY.” On May 19, 2023, the last reported sale price of our common stock was $3.03 per share.

The final public offering price of the shares of common stock in this offering will be determined through negotiation between us and the underwriter in the offering and the recent market price used throughout this prospectus will not be indicative of the final offering price.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), and, as such, have elected to comply with certain reduced public disclosure requirements for this prospectus and future filings. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 6 of this prospectus to read about factors you should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The offering is being underwritten on a firm commitment basis. We have granted the underwriter a 45-day option from the date of this prospectus to purchase up to            additional shares of our common stock solely to cover over-allotments, if any.

The underwriter expects to deliver the shares of common stock on or about                   , 2023.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to us, before expenses	$	$

(1)	Does not include non-accountable expense allowance of 1% of the gross proceeds. See “Underwriting” for a description of compensation payable to the underwriter.

Sole Book-Running Manager

Titan Partners Group

 a division of American Capital Partners, LLC

The date of this prospectus is                , 2023

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You should rely only on the information contained in or incorporated by reference in this prospectus or in any free writing prospectus that we may provide to you in connection with this offering. Neither we nor the underwriter has authorized anyone to provide you with information different from, or in addition to, that contained in or incorporated by reference in this prospectus or any such free writing prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We can provide no assurance as to the reliability of any other information that others may give you. Neither we nor the underwriter is making an offer to sell or seeking offers to buy these securities in any jurisdiction where or to any person to whom the offer or sale is not permitted. The information in this prospectus is accurate only as of the date on the front cover of this prospectus, and the information in any free writing prospectus that we may provide you in connection with this offering is accurate only as of the date of such free writing prospectus. Our business, financial condition, results of operations and prospects may have changed since those dates.

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PROSPECTUS SUMMARY

This summary highlights selected information included elsewhere in or incorporated by reference in this prospectus and does not contain all the information that you should consider before investing in our common stock. You should read the entire prospectus supplement carefully, especially “Risk Factors” and the financial statements and related notes and other information incorporated by reference into this prospectus, before deciding whether to participate in the offering described in this prospectus. In this prospectus, unless expressly noted or the content indicates otherwise, the words “we,” “us,” “our,” “ShiftPixy,” “Company” and similar references mean ShiftPixy, Inc. and its subsidiaries.

Company Overview

We are a human capital management (“HCM”) platform. We provide payroll and related employment tax processing, human resources and employment compliance, employment related insurance, staffing and other employment administrative services solutions for our business clients (“clients” or “operators”) and shift work or “gig” opportunities for worksite employees (“WSEs” or “shifters”). As consideration for providing these services, we receive service, administrative or processing fees that are typically calculated as a percentage of a gross payroll applicable to workers that are assigned to provide services in employment for clients. The level of our service and administrative fees is dependent on the nature and extent of the services provided to our clients which ranges from basic payroll processing to a full suite of human resources information systems (“HRIS”) technology and staffing. Our primary operating business metric is gross billings, which typically consists of the payroll costs attendant to the workers assigned to clients, which includes, in addition to payroll, workers’ compensation insurance premiums, employer taxes, and benefits costs.

Our goal is to be the best online fully-integrated workforce solution and employer services support platform for lower-wage workers and employment opportunities. We have built an application and desktop capable marketplace solution that allows for workers to access and apply for job opportunities created by our clients and to provide traditional back-office services to our clients as well as real-time business information for our clients’ human capital needs and requirements.

We have designed our business platform to evolve to meet the needs of a changing workforce and a changing work environment. We believe our approach and robust technology will benefit from the observed demographic workplace shift away from traditional employee/employer relationships towards the increasingly flexible work environment that is characteristic of the gig economy. We believe this change in approach began after the 2008 financial crisis and is currently being driven by the labor shortage created as a result of the COVID-19 economic crisis. We also believe that a significant problem underpinning the lower wage labor crisis is the sourcing of workers and matching temporary or gig workers to short-term job opportunities.

On July 29, 2020, we announced the launch of ShiftPixy Labs, Inc. (“ShiftPixy Labs”), which includes the development of ghost kitchens in conjunction with our wholly owned subsidiary, ShiftPixy Labs. Through this initiative, we intend to bring various food delivery concepts to market that will combine with our HRIS platform to create an easily replicated, comprehensive food preparation and delivery solution. During our 2021 fiscal year, we established an industrial facility in Miami that we expect to be fully completed and operational during our 2023 fiscal year. During our 2022 fiscal year, we equipped this facility with ten standardized kitchen stations in both single and double kitchen configurations built within standard cargo container shells and ordered a food truck for mobile operation. We expect this facility, upon completion, to function as a state-of-the-art ghost kitchen space that will be used to incubate restaurant ideas through collaboration and partnerships with local innovative chefs, resulting in sound businesses that provide recurring revenue to us in a variety of ways, both through direct sales and utilization of the ShiftPixy Ecosystem, our HRIS platform, and other human capital services that we provide. To the extent that this business model is successful and can be replicated in other locations, we believe it has the potential to contribute significant revenue to us in the future. We anticipate spinning off ShiftPixy Labs, while continuing to function as a key vendor, providing ShiftPixy Labs with access to our HRIS platform and helping to fulfill its workforce needs.

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THE OFFERING

Securities offered	___ shares of common stock(1)

Over-allotment option	The underwriter has a 45-day option to purchase up to an additional ___ shares of common stock from us at the public offering price less underwriting discounts and commissions.

Common stock to be outstanding after this offering	___ shares of common stock (or ___ shares of common stock if the underwriter exercises in full its option to purchase additional shares of common stock).

Use of proceeds

We estimate that the net proceeds to us from this offering from the sale of the shares of our common stock will be approximately $___ million, or approximately $___ million if the underwriter exercises its option to purchase additional shares in full, after deducting underwriting discounts and commissions and offering expenses.

We intend to use the net proceeds of this offering for general corporate purposes, including working capital, operating expenses and capital expenditures. See “Use of Proceeds.”

Risk factors

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page ___ of this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.

Nasdaq symbol	Our common stock is listed on Nasdaq under the symbol “PIXY.”

(1) Based on assumed public offering price of $_____, the closing price of our common stock on _______, 2023.

Unless otherwise indicated, all information contained in this prospectus assumes no exercise by the underwriter of its over-allotment option and gives effect to the one-for-one hundred reverse split of our common stock that became effective on September 1, 2022. The number of shares of our common stock that are and will be outstanding immediately before and after this offering as shown above is based on 10,109,524 shares outstanding as of May 22, 2023. The number of shares outstanding as of May 22, 2023, as used throughout this prospectus, unless otherwise indicated, excludes, as of that date:

•	1,252,749 shares issuable upon exercise of outstanding warrants with a weighted average exercise price of $35.68,

•	10,003 shares issuable upon exercise of outstanding options with a weighted average exercise price of $813.70; and

•	59,040 shares accrued and issuable to certain of our directors as compensation for services.

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RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following risks and all of the other information contained or incorporated by reference in this prospectus before deciding whether to invest in our common stock, including the risks and uncertainties described below and under the caption “Risk Factors” in our most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the SEC, in each case as these risk factors are amended or supplemented by subsequent Annual Reports on Form 10-K or Quarterly Reports on Form 10-Q. Our business, financial condition, results of operations and future prospects may be adversely affected as a result of such risks. In such an event, the market price of our common stock could decline, and you could lose part or all of your investment.

Risks Relating to this Offering and Ownership of Our Common Stock

Purchasers in the offering will suffer immediate dilution.

If you purchase common stock in this offering, the value of your shares based on our net tangible book value will immediately be less than the offering price you paid. This reduction in the value of your equity is known as dilution. At the assumed public offering price of $____ per share, purchasers of common stock in this offering will experience immediate dilution of approximately $___ per share. See “Dilution.”

If we are unable to continue to meet the listing requirements of Nasdaq, our common stock will be delisted.

Our common stock currently trades on Nasdaq, where it is subject to various listing requirements. Prior to effecting the 1 for 100 reverse stock split in September 2022, we were notified by Nasdaq that we were not in compliance with certain of these listing requirements, and that failure to correct these deficiencies would result in delisting. On September 19, 2022, Nasdaq notified us that we had achieved compliance with Nasdaq Listing Rule 5550(a)(2) inasmuch as the closing bid price of the Company’s common stock had been at $1.00 per share or greater for the requisite period, and on October 3, 2022, Nasdaq notified us that we had achieved compliance with Nasdaq Listing Rule 5550(b)(1) inasmuch as our listed securities had attained a market value at least $35 million for the requisite period.   However, if were are not able to maintain compliance with such requirements or other Nasdaq’s listing standards in the future, we could be subject to suspension and delisting proceedings. A delisting of our common stock and our inability to list on another national securities market could negatively impact us by: (i) reducing the liquidity and market price of our common stock; (ii) reducing the number of investors willing to hold or acquire our common stock, which could negatively impact our ability to raise equity financing; (iii) limiting our ability to use certain registration statements to offer and sell freely tradable securities, thereby limiting our ability to access the public capital markets; and (iv) impairing our ability to provide equity incentives to our employees.

Our management will have broad discretion over the use of the net proceeds from this offering.

We currently intend to use the net proceeds from the sale of our common stock under this offering for general corporate purposes, including working capital. We have not reserved or allocated specific amounts for any of these purposes and we cannot specify with certainty how we will use the net proceeds (see “Use of Proceeds”). Accordingly, our management will have considerable discretion in the application of the net proceeds and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. We may use the net proceeds for corporate purposes that do not increase our operating results or market value.

Future sales of our common stock could lower our stock price and dilute existing stockholders.

We may, in the future, sell additional shares of common stock in subsequent public or private offerings. We cannot predict the size or terms of future issuances of our common stock or the effect, if any, that future sales and issuances of shares of our common stock will have on the market price of our common stock. Sales of substantial amounts of our common stock, or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock. In addition, these sales may be dilutive to existing stockholders.

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We have not paid cash dividends in the past and do not expect to pay dividends in the future. Any return on investment may be limited to the value of our common stock, which may decrease in value.

We have never paid cash dividends on our common stock and do not anticipate doing so in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting us at such time as our board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if our stock price appreciates.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

                All statements in this prospectus and the documents incorporated by reference that are not historical facts should be considered “Forward Looking Statements” within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Some of the forward-looking statements can be identified by the use words such as “believe,” “expect,” “may,” “estimates,” “should,” “seek,” “approximately,” “intend,” “plan,” “estimate,” “project,” “continue” or “anticipates” or similar expressions or words, or the negatives of those expressions or words. These statements may be made directly in this prospectus and they may also be incorporated by reference in this prospectus from other documents filed with the SEC, and include, but are not limited to, statements about future financial and operating results and performance, statements about our plans, objectives, expectations and intentions with respect to future operations, products and services, and other statements that are not historical facts. These forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed in these forward-looking statements.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering from the sale of the shares of our common stock will be approximately $___ million, or approximately $_______ million if the underwriter exercises its option to purchase additional shares in full.

We intend to use the net proceeds we receive from this offering for general corporate purposes, including working capital. Our management will have broad discretion in the application of the net proceeds.

As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to us from this offering. Accordingly, our management will have broad discretion in the timing and application of these proceeds.

CAPITALIZATION

                The following table sets forth our cash and cash equivalents, as well as our capitalization, as of February 28, 2023, as follows:

•	on an actual basis; and

•	on an as adjusted basis, giving effect to sale of _______shares of common stock in this offering at the assumed public offering price of $_____ per share, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

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You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our financial statements for the period ended February 28, 2023, and the related notes thereto, included in this prospectus.

	Actual	As Adjusted
Cash	$818,000	$
Total liabilities	$47,499,000
Stockholders’ deficit:
Preferred stock, 50,000,000 authorized shares; $0.0001 par value: 0 shares issued and outstanding	$0	$
Common stock, 750,000,000 authorized shares; $0.0001 par value; 9,976,536 shares issued and outstanding, actual, ____ shares issued and outstanding, as adjusted	$6,000	$
Additional paid-in capital	$168,193,000	$
Accumulated deficit	$(203,917,000)
Total stockholders’ deficit	$(35,718,000)	$

The number of shares to be outstanding immediately after giving effect to this offering as shown above is based on 9,976,536 shares outstanding as of February 28, 2023, and excludes, as of such date:

•	1,252,749 shares issuable upon exercise of outstanding warrants with a weighted average exercise price of $35.68;

•	10,003 shares issuable upon exercise of outstanding options with a weighted average exercise price of $813.70; and

•	59,040 shares accrued and issuable to certain of our directors as compensation for services.

DILUTION

If you invest in our common stock in this offering, your ownership interest will be diluted immediately to the extent of the difference between the public offering price per share of our common stock and the as adjusted net tangible book value per share of our common stock after this offering.

Our historical net tangible book value as of February 28, 2023, was $_____, or $___ per share of common stock based on 9,976,536 shares of common stock outstanding as of February 28, 2023. Historical net tangible book value per share is calculated by subtracting our total liabilities from our total tangible assets, which is total assets less intangible assets, and dividing this amount by the number of shares of common stock outstanding as of such date.

After giving effect to the sale by us of _________ shares of common stock at an assumed public offering price of $___, per share, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, as adjusted net tangible book value as of February 28, 2023 would have been approximately $,______ or $_______ per share of common stock. This represents an immediate increase in the net tangible book value of $___ per share to our existing shareholders and an immediate and substantial dilution in net tangible book value of $____ per share to new investors. The following table illustrates this hypothetical per share dilution:

Assumed public offering price per share	$
Historical net tangible book value per share as of February 28, 2023	$
Increase in net tangible book value, as adjusted, per share attributable to this offering	$
As adjusted net tangible book value per share as of February 28, 2023, after giving effect to this offering	$
Dilution per share to new investors purchasing shares in this offering	$

The information above assumes that the underwriter does not exercise their over-allotment option. If the underwriter exercises its over-allotment option in full, the as adjusted net tangible book value will increase to $___, representing an immediate increase to existing stockholders of $___ per share and an immediate dilution of $___ per share to new investors.

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A $1.00 increase (decrease) in the assumed public offering price of $     , per share would result in an incremental increase (decrease) in our as adjusted net tangible book value of approximately $___ million or approximately $___ per share, and would result in an incremental increase (decrease) in the dilution to new investors of approximately $___ per share, assuming that the number of shares of our common stock sold by us remains the same and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

The information discussed above is illustrative only and will adjust based on the actual public offering price, the actual number of securities in this offering and other terms of this offering determined at pricing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of May 22, 2023, with respect to the beneficial ownership of the outstanding common stock by (i) any holder of more than five (5%) percent; (ii) each of our executive officers and directors; and (iii) our directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. The table lists applicable percentage ownership based on 10,109,524 shares of common stock outstanding as of May 22 2023. In addition, under SEC rules, beneficial ownership of common stock includes shares of our common stock issuable pursuant to the conversion or exercise of securities that are either immediately exercisable or convertible into common stock or exercisable or convertible into common stock within 60 days of May 22, 2023. These shares are deemed to be outstanding and beneficially owned by the person holding those securities for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws. Except as otherwise noted below, the address for persons listed in the table is c/o ShiftPixy Inc., 13450 W. Sunrise Blvd., Suite 650, Sunrise, FL 33233, phone number (888) 798-9100.

Name	Number of Shares Beneficially Owned		Beneficial Ownership Percentage Prior to the Offering	Beneficial Ownership Percentage After the Offering
Scott W. Absher	8,608,138	(1)	85.1%
Douglas Beck	0		-	-
Kenneth W. Weaver	0		-	-
Whitney J. White	15		*	*
Christopher Sebes	0		-	-
Amanda Murphy	1,030	(2)	*	*
All executive officers and directors (6 persons)	8,609,183		85.5%

*	Less than 1%
(1)	Includes 13 shares of common stock underlying options exercisable within 60 days of May 22, 2023.
(2)	Represents shares underlying options exercisable within 60 days of May 22, 2023.

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DESCRIPTION OF CAPITAL STOCK

We are authorized to issue up to 750,000,000 shares of common stock, par value $0.0001 per share, and 50,000,000 shares of preferred stock, par value $0.0001 per share.

The following is a summary of the material terms of our capital stock and certain provisions of our certificate of incorporation and bylaws. Since the terms of our certificate of incorporation and bylaws, and Wyoming law, are more detailed than the general information provided below, you should only rely on the actual provisions of those documents and Wyoming law. If you would like to read those documents, they are on file with the SEC, as described under the heading “Where You Can Find More Information” below. The summary below is also qualified by provisions of applicable law.

Common Stock

Voting Rights. Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. Wyoming law provides for cumulative voting for the election of directors. As a result, any shareholder may cumulate his or her votes by casting them all for any one director nominee or by distributing them among two or more nominees. This may make it easier for minority shareholders to elect a director.

Dividends. Subject to preferences that may be granted to any then outstanding preferred stock, holders of our common stock are entitled to receive ratably such dividends as may be declared by our board of directors out of funds legally available therefor as well as any distributions to the shareholders. The payment of dividends on our common stock will be a business decision to be made by our board of directors from time to time based upon results of our operations and our financial condition and any other factors that our board of directors considers relevant. Payment of dividends on our common stock may be restricted by loan agreements, indentures and other transactions we enter into from time to time.

Liquidation Rights. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all of our assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock.

Absence of Other Rights or Assessments. Holders of our common stock have no preferential, preemptive, conversion or exchange rights. There is no redemption or sinking fund provisions applicable to our common stock. When issued in accordance with our articles of incorporation and bylaws, shares of our common stock are fully paid and not liable for further calls or assessment by us.

Preferred Stock

Our board of directors is authorized by our articles of incorporation to establish classes or series of preferred stock and fix the designation, powers, preferences and rights of the shares of each such class or series and the qualifications, limitations or restrictions thereof without any further vote or action by our shareholders. Any shares of preferred stock so issued would have priority over our common stock with respect to dividend or liquidation rights. Any future issuance of preferred stock may have the effect of delaying, deferring or preventing a change in our control without further action by our shareholders and may adversely affect the voting and other rights of the holders of our common stock.

Outstanding Warrants

As of May 22, 2023, we had 1,252,749 outstanding warrants with a weighted average exercise price of $35.68 per share, with a weighted average remaining life of 6.3 years.

Outstanding Options

                As of May 22, 2023, we have 10,003 outstanding options with a weighted average exercise price of $813.70 per share, with a weighted average remaining contractual life of 7.2 years.

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Certain Anti-Takeover Effects

Certain provisions of Wyoming law may have an anti-takeover effect and may delay or prevent a tender offer or other acquisition transaction that a shareholder might consider to be in his or her best interest. The summary of the provisions of Wyoming law set forth below does not purport to be complete and is qualified in its entirety by reference to Wyoming law.

The issuance of shares of preferred stock, the issuance of rights to purchase such shares, and the imposition of certain other adverse effects on any party contemplating a takeover could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of the preferred stock, if the option to acquire such shares is exercised, would impede a business combination by the voting rights that would enable a holder to block such a transaction. In addition, under certain circumstances, the issuance of other preferred stock could adversely affect the voting power of holders of our common stock.

Under Wyoming law, a director, in determining what he or she reasonably believes to be in or not opposed to the best interests of the corporation, does not need to consider only the interests of the corporation’s shareholders in any matter but may also, in his or her discretion, consider any of the following:

(i)	The interests of the corporation’s employees, suppliers, creditors and customers;

(ii)	The economy of the state and nation;

(iii)	The impact of any action upon the communities in or near which the corporation’s facilities or operations are located;

(iv)	The long-term interests of the corporation and its shareholders, including the possibility that those interests may be best served by the continued independence of the corporation; and

(v)	Any other factors relevant to promoting or preserving public or community interests.

Because our board of directors is not required to make any determination on matters affecting potential takeovers solely based on its judgment as to the best interests of our shareholders, our board of directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of our shareholders might believe to be in their best interests or in which such shareholders might receive a premium for their stock over the then market price of such stock. Our board of directors presently does not intend to seek shareholder approval prior to the issuance of currently authorized stock, unless otherwise required by law or applicable stock exchange rules.

UNDERWRITING

We have entered into an underwriting agreement dated ____, 2023 with Titan Partners Group LLC, a division of American Capital Partners, LLC (“Titan”), as underwriter, with respect to the securities being offered hereby.

Pursuant to the terms and subject to the conditions contained in the underwriting agreement, we have agreed to sell to the underwriter named below, and the underwriter has agreed to purchase from us, the number of shares of common stock set forth opposite its name below:

Underwriter	Number of Shares
Titan Partners Group LLC, a division of American Capital Partners, LLC
Total

The underwriter is committed to purchase all the shares offered by us, other than those covered by the over-allotment option to purchase additional shares of common stock described below, if it purchases any shares. The obligations of the underwriter may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriter’s obligations are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriter of officers’ certificates and legal opinions.

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We have agreed to indemnify the underwriter against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriter may be required to make in respect thereof.

The underwriter is offering the shares of common stock subject to prior sale, when, as and if issued to and accepted by it, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriter reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

We have granted the underwriter an over-allotment option. This option, which is exercisable for up to 45 days after the date of this prospectus, permits the underwriter to purchase up to an aggregate of             additional shares of common stock (equal to 15% of the shares sold in the offering) at the public offering price per share, less underwriting discounts and commissions, solely to cover over-allotments, if any. If this option is exercised in full, the total price to the public will be $         and the total net proceeds, before expenses, to us will be $         .

Discounts, Commissions and Reimbursement

The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriter of its over-allotment option.

	Per Share	Total with no Over-Allotment	Total with Over-Allotment
Public offering price	$	$	$
Underwriting discount (6.0%)	$	$	$
Non-accountable expense allowance (1.0%)	$	$	$
Proceeds, before expenses, to us	$	$	$

The underwriter proposes to offer the shares to the public at the public offering price set forth on the cover of this prospectus. In addition, the underwriter may offer some of the shares to other securities dealers at such price less a concession not in excess of $            per share. If all of the shares offered by us are not sold at the public offering price, the underwriter may change the offering price and other selling terms by means of a supplement to this prospectus.

We have agreed to pay up to $125,000 of the underwriter’s accountable expenses relating to the offering, including for road show, diligence, and legal expenses. We have also agreed to pay the underwriter a non-accountable expense allowance in the amount of 1% of the gross proceeds of this public offering.

We estimate that the total expenses of the offering payable by us, excluding the discount, will be approximately $           .

Discretionary Accounts

The underwriter does not intend to confirm sales of the securities offered hereby to any accounts over which they have discretionary authority.

12

Lock-Up Agreements

Pursuant to “lock-up” agreements, we, our executive officers and directors and certain stockholders who own 5% or more of the Company, have agreed as applicable, subject to limited exceptions, without the prior written consent of the underwriter not to directly or indirectly, for a period of 180 after the closing date of this public offering, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; (ii) file or caused to be filed any registration statement with the Commission relating to the offering of any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; (iii) complete any offering of debt securities of the Company, other than entering into a line of credit with a traditional bank or (iv) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of capital stock of the Company, whether any such transaction described in clause (i), (ii), (iii) or (iv) above is to be settled by delivery of shares of capital stock of the Company or such other securities, in cash or otherwise.  .

Electronic Offer, Sale and Distribution of Securities

A prospectus in electronic format may be made available on the websites maintained by the underwriter or selling group members. The underwriter may agree to allocate a number of securities to selling group members for sale to its online brokerage account holders. Internet distributions will be allocated by the underwriter and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us, and should not be relied upon by investors.

Stabilization

In connection with this offering, the underwriter may engage in stabilizing transactions, over-allotment transactions, syndicate-covering transactions, penalty bids and purchases to cover positions created by short sales.

Stabilizing transactions permit bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum and are engaged in for the purpose of preventing or retarding a decline in the market price of the shares while the offering is in progress.

Over-allotment transactions involve sales by the underwriter of shares in excess of the number of shares the underwriter is obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriter is not greater than the number of shares that it may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriter may close out any short position by exercising it over-allotment option and/or purchasing shares in the open market.

Syndicate covering transactions involve purchases of shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which it may purchase shares through exercise of the over-allotment option. If the underwriter sells more shares than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the shares originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our shares of common stock or preventing or retarding a decline in the market price of our shares of common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriter make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

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Passive Market Making

In connection with this offering, the underwriter and selling group members may engage in passive market making transactions in our common stock on the Nasdaq Capital Market in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Other Relationships

The underwriter and its affiliates may in the future provide various investment banking, commercial banking and other financial services for us and our affiliates for which they may in the future receive customary fees.

Offer Restrictions outside the United States

Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Bailey, Stock, Harmon, Cottam, Lopez LLP, Cheyenne, Wyoming. Carmel, Milazzo & Feil LLP, New York, New York, has acted as counsel for the underwriter.

EXPERTS

                The consolidated financial statements of ShiftPixy, Inc. at August 31, 2022 and 2021 appearing in our Annual Report on Form 10-K for the year ended August 31, 2022, as amended by our Annual Report on Form 10-K/A for the year ended August 31, 2022, have been audited by Marcum LLP, an independent registered public accountant, as set forth in its report thereon included therein, which include an explanatory paragraph as to the Company’s ability to continue as a going concern and which are incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

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INFORMATION INCORPORATED BY REFERENCE

                The SEC allows us to “incorporate by reference” information that we file with them. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We filed a registration statement on Form S-1 under the Securities Act with the SEC with respect to the securities being offered pursuant to this prospectus. This prospectus omits certain information contained in the registration statement, as permitted by the SEC. You should refer to the registration statement, including the exhibits and schedules attached to the registration statement and the information incorporated by reference, for further information about us and the securities being offered pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete, and each statement is qualified in all respects by that reference. Copies of all or any part of the registration statement, including the documents incorporated by reference or the exhibits, may be obtained upon payment of the prescribed rates at the offices of the SEC listed below in “Where You Can Find More Information.” The documents we are incorporating by reference into this prospectus are:

•	Our Annual Report on Form 10-K for the fiscal year ended August 31, 2022, filed with the SEC on December 13, 2022, as amended by our Annual Report on Form 10-K/A (Amendment No. 1) for the fiscal year ended August 31, 2022, filed with the SEC on December 14, 2022, as amended by our Annual Report on Form 10-K/A (Amendment No. 2) for the fiscal year ended August 31, 2022, filed with the SEC on February 2, 2023, as amended by our Annual Report on Form 10-K/A (Amendment No. 3) for the fiscal year ended August 31, 2022, filed with the SEC on February 9, 2023;
•	Our Current Reports on Form 8-K and 8-K/A filed on September 6, 2022, September 8, 2022, September 21, 2022, September 23, 2022, October 3, 2022, December 5, 2022, December 19, 2022, January 9, 2023, and January 20, 2023, February 21, 2023, March 8, 2023, and March 9, 2023;
•	Our Quarterly Report on Form 10-Q for the quarterly period ended November 30, 2022, filed on January 23, 2023;
•	Our Quarterly Report on Form 10-Q for the quarterly period ended February 28, 2023, filed on April 14, 2023;
•	Our definitive proxy statement on Schedule 14A filed on January 11, 2023; and
•	The description of our common stock contained in our Registration Statement on Form 8-A, registering our common stock under Section 12(b) under the Exchange Act, filed with the SEC on June 28, 2017.

All documents subsequently filed by us with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than current reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information, unless otherwise indicated therein) prior to the termination or completion of the offering made pursuant to this prospectus are also incorporated herein by reference and will automatically update and supersede information contained or incorporated by reference in this prospectus.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: ShiftPixy, Inc., Attention: Corporate Secretary, 13450 W. Sunrise Blvd., Suite 650, Sunrise, FL 33233, phone number (888) 798-9100.

                All documents subsequently filed by us with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than current reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information, unless otherwise indicated therein) prior to the termination or completion of the offering made pursuant to this prospectus are also incorporated herein by reference and will automatically update and supersede information contained or incorporated by reference in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

                We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and our securities offered hereby, we refer you to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address is http://www.sec.gov.

We are subject to the reporting requirements of the Exchange Act, and file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website. We also maintain a website at http://www.shiftpixy.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this prospectus. You may also request a copy of these filings, at no cost, by writing or telephoning us at: 13450 W Sunrise Blvd, Suite 650, Sunrise, FL 33323, (888) 798-9100.

15

Preliminary Prospectus

Shares of Common Stock

Sole Book-Running Manager

Titan Partners Group

a division of American Capital Partners, LLC

, 2023

16

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

17

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, expected to be incurred by us in connection with the sale of the common stock being registered. All amounts shown are estimates except for the SEC registration fee and the FINRA filing fee.

Amount Paid or to be Paid
SEC registration fee		$1,267
FINRA filing fee	$	*
Printing and engraving expenses	$	*
Legal fees and expenses	$	*
Accounting fees and expenses	$	*
Non-accountable expenses	$	*
Transfer agent and registrar fees and expenses	$	*
Miscellaneous fees and expenses	$	*
Total	$

* To be filed by amendment.

Item 14. Indemnification of Directors and Officers

Sections 17-16-851 through -856 of the Wyoming Statutes (the “Applicable Statutes”) provide that directors and officers of Wyoming corporations may, under certain circumstances, be indemnified against expenses (including attorneys’ fees) and other liabilities actually and reasonably incurred by them as a result of any suit brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. The Applicable Statutes also provide that directors and officers may also be indemnified against expenses (including attorneys’ fees) incurred by them in connection with a derivative suit if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made without court approval if such person was adjudged liable to the corporation.

Further, Article V of our articles of incorporation, as amended, also provides as follows regarding our indemnification of our directors, officers, employees and agents:

“[t]o the fullest extent permitted by the Wyoming Business Corporation Act or any other applicable law as now in effect or as it may hereafter be amended, no person who is or was a director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability for (A) the amount of financial benefit received by a director to which he or she is not entitled; (B) an intentional infliction of harm on the Corporation or the Shareholders; (C) a violation of Section 17-16-833 of the Wyoming Business Corporation Act; or (D) an intentional violation of criminal law. If the Wyoming Business Corporation Act is amended after the effective date of this Amendment to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Wyoming Business Corporation Act, as so amended.

The Corporation shall indemnify to the fullest extent permitted by the Wyoming Business Corporation Act, as the same may be amended and supplemented from time to time, any and all persons whom it shall have power to indemnify under the Wyoming Business Corporation Act. The indemnification provided for herein shall not be exclusive of any other rights to which those seeking indemnification may be entitled as a matter of law under any Bylaw, agreement, vote of shareholders or disinterested directors of the Corporation, or otherwise, both as to action in such indemnified person’s official capacity and as to action in another capacity while serving as a director, officer, employee, or agent of the Corporation, and shall continue as to a person who has ceased to be a director, officer, employee, or agent of the Corporation, and shall inure to the benefit of the heirs, executors and administrators of such person.

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Any repeal or modification of this Article V or amendment to the Wyoming Business Corporation Act shall not adversely affect any right or protection of a director, officer, agent, or other person existing at the time of or increase the liability of any director, officer, agent, or other person of the Corporation with respect to any acts or omissions of such director, officer, or agent occurring prior to, such repeal, modification, or amendment.

The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent to another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against liability under the provisions of this Article V.”

Further, Article XIV of our Bylaws also provides as follows regarding our indemnification of our directors, officers, employees and agents:

“The corporation shall indemnify any person acting on its behalf in accord with the law of Wyoming. The indemnification provided hereby shall not be deemed exclusive of any other right to which anyone seeking indemnification thereunder may be entitled under any bylaw, agreement, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. The corporation may purchase and maintain insurance on the behalf of any Director, officer, agent, employee or former Director or officer or other person, against any liability asserted against them and incurred by him.”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed hereby in the Securities Act and we will be governed by the final adjudication of such issue.

Item 15. Recent Sales of Unregistered Securities

In the three years preceding the filing of this registration statement, the Registrant has sold the following securities that were not registered under the Securities Act:

On July 14, 2022, the board of  directors of the Company approved the issuance to the Company’s founder and principal shareholder, Scott Absher, of 12,500,000 shares of the Company’s Preferred Class A Stock (“Preferred Shares”), in exchange for (a) the surrender by Mr. Absher of his options to acquire Preferred Shares, which options provide for exercise upon certain triggering events, as detailed in our prior filings, and (b) the tender of payment by Mr. Absher of the sum of $5,000, representing four times the par value for such Preferred Shares.

On July 19, 2022, Mr. Absher converted 8,000,000 Preferred Shares to 8,000,000 shares of the Company’s common stock, par value $0.0001 per share.

On August 12, 2022, the Company entered into an agreement with Mr. Absher whereby he waived claims to certain unpaid compensation due to him through July 31, 2022, totaling $820,793.24, in exchange for an option to receive 4,100,000 Preferred Shares.

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On September 20, 2022, the Company entered into a securities purchase agreement with a large institutional investor pursuant to which the Company sold to the purchaser an aggregate of 416,667 shares of its common stock together with warrants to purchase up to 833,334 shares of common stock. Each share of common stock and two accompanying warrants were sold together at a combined offering price of $12.00. The warrants are exercisable for a period of seven years commencing upon issuance at an exercise price of $12.00, subject to adjustment. In connection with the purchase agreement, the Company and the purchaser entered into amendment No. 1 to warrants (the “Warrant Amendment”). Pursuant to the Warrant Amendment, the exercise price of (i) 25,233 warrants issued on September 3, 2021, and (ii) 98,969 warrants issued on January 28, 2022, was reduced to $0.01.

A.G.P./Alliance Global Partners (“AGP”) acted as the exclusive placement agent in connection with the offering pursuant to the terms of a placement agent agreement, dated September 20, 2022, between the Company and AGP. Pursuant to the placement agent agreement, the Company paid AGP a fee equal to 7.0% of the aggregate gross proceeds from the offering. In addition to the cash fee, the Company issued to AGP warrants to purchase up to 20,833 shares of common stock (5% of the number of shares sold in the offering. The placement agent warrants are exercisable for a period commencing six months from issuance, will expire four years from the effectiveness of a registration statement for the resale of the underlying shares, and have an initial exercise price of $13.20 per share.

On May 17, 2021, we issued warrants to purchase up to an aggregate of 49,484 shares of our common stock, with an exercise price of $242.50 (the “Existing Warrants”). The Existing Warrants were immediately exercisable and expire on June 15, 2026. On January 26, 2022, we entered into a Warrant Exercise Agreement (“the Exercise Agreement”) with the holder of the Existing Warrants (the “Exercising Holder”). Pursuant to the Exercise Agreement, the Exercising Holder and the Company agreed that, subject to any applicable beneficial ownership limitations, the Exercising Holder would cash exercise up to 49,484 of its Existing Warrants (the “Investor Warrants”) into shares of our common stock underlying such Existing Warrants (the “Exercised Shares”). To induce the Exercising Holder to exercise the Investor Warrants, the Exercise Agreement (i) amended the Investor Warrants to reduce their exercise price per share to $120.00 and (ii) provided for the issuance of a new warrant to purchase up to an aggregate of approximately 98,969 shares of our common stock (the “January 2022 Common Warrant”), with such January 2022 Common Warrant being issued on the basis of two January 2022 Common Warrant shares for each share of the Existing Warrant that was exercised for cash. The January 2022 Common Warrant is exercisable commencing on July 28, 2022, terminates on July 28, 2027, and has an exercise price per share of $155.00. The Exercise Agreement generated aggregate proceeds to the Company of approximately $5.9 million, prior to the deduction of $0.5 million of costs consisting of placement agent commissions and offering expenses payable by the Company. As a result of the warrant modification, which reduced the exercise price of the Existing Warrants, as well as the issuance of the January 2022 Common Warrants, the Company recorded approximately (i) $0.64 million for the increased fair value of the modified warrants; and (ii) $12.6 million as the fair value of the January 2022 Common Warrants on the date of issuance. We recorded approximately $5.5 million as issuance costs that offset the $5.5 million of additional paid-in capital the received for the cash exercise of the Existing Warrants at the reduced exercise price, while the remaining $7.7 million was recorded as a deemed dividend on the unaudited condensed consolidated statements of operations, resulting in a reduction of income available to common shareholders in our basic earnings per share calculation.

On September 3, 2021, the Company issued warrants to purchase up to 75,235 shares of common stock, with an exercise price per share of $159.50 (the “September 2021 Warrants”), pursuant to a securities purchase agreement, and on January 28, 2022, the Company issued warrants to purchase up to 98,969 shares of common stock, with an exercise price of $155.00 (the “January 2022 Common Warrants”), pursuant to a warrant exercise agreement. The September 2021 Warrants were immediately exercisable and had an expiration date of May 3, 2027. The January 2022 Common Warrants are exercisable commencing July 28, 2022, and had an expiration date of July 28, 2027.

On July 18, 2022, the Company entered into a warrant exercise agreement (the “Exercise Agreement”) with the holder of the September 2021 Warrants and January 2022 Warrants (the “Exercising Holder”). Pursuant to the Exercise Agreement, the Exercising Holder and the Company agreed that the Exercising Holder would exercise for cash 50,000 of its September 2021 Warrants (the “Investor Warrants”). In order to induce the Exercising Holder to exercise the Investor Warrants, the Exercise Agreement (i) amended the September 2021 Warrants and January 2022 Warrants to (a) reduce the exercise price per share of the September 2021 Warrants and January 2022 Warrants to $26.00, (b) extended the expiration date of the September 2021 Warrants to May 3, 2029, and (c) extended the expiration date of the January 2022 Warrants to July 28, 2029 and (ii) provides for the issuance by the Company to the Exercising Holder of new warrants to purchase up to 348,408 shares of common stock (the “New Warrants”) (equal to 200% of the sum of the September 2021 Warrants and January 2022 Warrants). The New Warrants are exercisable for a period of seven years commencing upon issuance and have an exercise price per share of $26.00.

On May 13, 2021, the Company entered into a securities purchase agreement with a large institutional investor pursuant to which the Company sold to the investor an aggregate of (i) 23,200 shares of its common stock, together with warrants to purchase up to 23,200 shares of common stock, and (ii) 26,284 pre-funded warrants with each pre-funded warrant exercisable for one share of common stock, together with warrants to purchase up to 26,284 shares of common stock. Each share of common stock and accompanying warrant were sold together at a combined offering price of $242.50, and each pre-funded warrant and accompanying warrant were sold together at a combined offering price of $242.49. The pre-funded warrants are immediately exercisable, at a nominal exercise price of $0.01, and may be exercised at any time until all of the pre-funded warrants are exercised in full. The warrants had an initial exercise price of $242.50 per share, are exercisable upon issuance and will expire five years from the date of an effective registration statement covering the shares underlying the warrants.

AGP. acted as the exclusive placement agent in connection with the offering pursuant to the terms of a placement agent agreement, dated May 13, 2021, between the Company and AGP. Pursuant to the placement agent agreement, the Company agreed to pay AGP a fee equal to 7.0% of the aggregate gross proceeds from the offering. In addition to the cash fee, the Company agreed to issue to AGP warrants to purchase an aggregate of up to five percent (5%) of the aggregate number of shares and shares of common stock issuable upon exercise of the pre-funded warrants sold in the offering. The placement agent warrants are exercisable for a period commencing six months from issuance and expiring four years from the effective of a registration statement for the resale of the underlying shares, and have an initial exercise price of $266.75 per share.

In connection with the foregoing, we relied upon the exemption from registration provided by Section 4(a)(2) under the Securities Act of 1933, as amended, for transactions not involving a public offering.

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Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

1.1**	Form of Underwriting Agreement

3.1	Articles of Incorporation of ShiftPixy, Inc., as filed with the Wyoming Secretary of State on June 3, 2015 (incorporated by reference from Exhibit 2.1 to our Offering Circular filed with the SEC on Form 1-A on May 31, 2016)

3.2	Articles of Amendment to Articles of Incorporation of ShiftPixy, Inc., dated September 28, 2016 (incorporated by reference from Exhibit 2.6 to our Form 1-A/A filed with the SEC on October 18, 2016)

3.3	Articles of Amendment to Articles of Incorporation of ShiftPixy, Inc., dated January 7, 2020 (incorporated by reference from Exhibit 3 to our current Report on Form 8-K, filed with the SEC on January 23, 2020)

3.4	Amended and Restated Articles of Incorporation of ShiftPixy, Inc., dated March 20, 2020 (incorporated by reference from Exhibit 3.1 to our Current Report on Form 8-K, filed with the SEC on March 26, 2020)

3.5	Articles of Amendment to Amended and Restated Articles of Incorporation of ShiftPixy, Inc., dated May 7, 2021 (incorporated by reference from Exhibit 3.1 to our Current Report on Form 8-K, filed with the SEC on May 17, 2021)

3.6	Articles of Amendment to Amended and Restated Articles of Incorporation of ShiftPixy, Inc, dated August 2, 2022 (incorporated by reference from Exhibit 3.1 to our Current Report on Form 8-K, filed with the SEC on August 31, 2022)

3.7	Articles of Correction to Articles of Amendment to Amended and Restated Articles of Incorporation of ShiftPixy, Inc, dated August 15, 2022 (incorporated by reference from Exhibit 3.1.1 to our Current Report on Form 8-K, filed with the SEC on August 31, 2022)

3.8	Bylaws of ShiftPixy, Inc., as amended through July 15, 2022 (incorporated by reference from Exhibit 10.2 to our Form 8-K, filed with the SEC on July 19, 2022)

4.1	Amended Principal Shareholder Option for Preferred Stock (incorporated by reference as Exhibit 3.5 to our 1-A/A, filed with the SEC on October 18, 2016)

5.1**	Opinion of Bailey, Stock, Harmon, Cottam, Lopez LLP

10.1	Stock Option and Stock Issuance Plan (incorporated by reference as Exhibit 3.8 to our 1-A POS, filed with the SEC on April 4, 2017)

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10.2†	First Amendment to Director Agreement, by and between ShiftPixy, Inc. and Kenneth W. Weaver Agreement, dated August 1, 2017 (incorporated by reference from Exhibit 10.7 to our Annual Report on form 10-K/A, Amendment No. 2, filed with the SEC on October 18, 2018)

10.3†	Offer Letter to Scott W. Absher, dated March 23, 2016 (incorporated by reference from Exhibit 10.27 to our registration statement on Form S-1, filed with the SEC on March 30, 2020)

10.4	Scott W. Absher Surrender of ShiftPixy’s Preferred Options (incorporated by reference from Exhibit 10.1 our Form 8K filed with the SEC on July 19, 2022)

10.5	Form of Warrant (incorporated by reference from Exhibit 4.1 to our Current Report on Form 8-K, filed with the SEC on May 17, 2021)

10.6	Form of Pre-Funded Warrant (incorporated by reference from Exhibit 4.2 to our Current Report on Form 8-K, the SEC on May 17, 2021)

10.7	Form of Securities Purchase Agreement (incorporated by reference from Exhibit 10.1 to our Current Report on Form 8-K, filed with SEC on May 17, 2021).

10.8	Placement Agent Agreement, dated May 13, 2021, by and between ShiftPixy, Inc. and A.G.P./Alliance Global Partners (incorporated by reference from Exhibit 10.2 to our Current Report on Form 8-K, filed with the SEC on May 17, 2021).

10.9	Form of Letter Agreement (incorporated by reference from Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on August 18, 2021).

10.10	Form of Warrant (incorporated by reference from Exhibit 4.1 to our Current Report on Form 8-K, filed with the SEC on September 2, 2021)

10.11	Form of Pre-Funded Warrant (incorporated by reference as Exhibit 4.2 to our Current Report on Form 8-K, filed with the SEC on September 2, 2021)

10.12	Form of Securities Purchase Agreement (incorporated by reference as Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on September 2, 2021).

10.13	Placement Agent Agreement, dated May 13, 2021, by and between ShiftPixy, Inc. and A.G.P./Alliance Global Partners (incorporated by reference from Exhibit 10.2 to our Current Report on Form 8-K, filed with the SEC on September 2, 2021).

10.14	Form of Warrants (incorporated by reference from Exhibit 4.1 to our Current Report on Form 8-K, filed with the SEC on January 27, 2022).

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10.15	Form of Warrant Exercise Agreement (incorporated by reference from Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on January 27, 2022).

10.16	Form of Registration Rights Agreement (incorporated by reference from Exhibit 10.2 to our Current Report on Form 8-K, filed with SEC on January 27, 2022).

10.17	Form of Warrant (incorporated by reference from Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on July 19, 2022).

10.18	Form of Warrant Exercise Agreement (incorporated by reference from Exhibit 10.2 to our Current Report on Form 8-K, filed with the SEC on July 19, 2022).

10.19	Form of Registration Rights Agreement (incorporated by reference from Exhibit 10.3 to our Current Report on Form 8-K, filed with the SEC on July 19, 2022),

10.20	Amendment No. 1 to Common Stock Purchase Warrant (incorporated by reference form Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on July 26, 2022).

10.21	Form of Securities Purchase Agreement (incorporated by reference from Exhibit 10.1 to our Current Report on Form 8-K, filed with SEC on September 23, 2022).

10.222	Form of Warrant (incorporated by reference from Exhibit 10.2 to our Current Report on Form 8-K, filed with SEC on September 23, 2022).

10.23	Form of Registration Rights Agreement (incorporated by reference from Exhibit 10.3 to our Current Report on Form 8-K, filed with SEC on September 23, 2022).

10.24	Amendment No. 1 to Warrants (incorporated by reference from Exhibit 10.4 to our Current Report on Form 8-K, filed with SEC on September 23, 2022).

10.25	Placement Agent Agreement (incorporated by reference from Exhibit 10.5 to our Current Report on Form 8-K, filed with SEC on September 23, 2022).

10.26	Form of Placement Agent Warrant (incorporated by reference from Exhibit 10.6 to our Current Report on Form 8-K, filed with SEC on September 23, 2022).

21.1	List of Subsidiaries of ShiftPixy, Inc. (incorporated by reference From Exhibit 21.1 to our Form 10-K and Form 10-K/A, filed with SEC on December 2, 2021 and February 28, 2022, respectively).

23.1*	Consent of Marcum LLP

23.2**	Consent of Bailey, Stock, Harmon, Cottam, Lopez LLP (included in Exhibit 5.1)

107*	Filing Fees

* Filed herewith

** To be filed by amendment.

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 (b) Financial statement schedules

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes that:

1.

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

2.

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on May 23, 2023.

ShiftPixy, Inc.

By:	/s/ Scott W. Absher
Name:	Scott W. Absher
Title:	Chief Executive Officer
(Principal Executive Officer)

Each person whose signature appears below constitutes and appoints Scott W. Absher, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution for him and in his name, place and stead, and in any and all capacities, to sign for him and in him name in the capacities indicated below any and all amendments (including post-effective amendments) to this registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Scott W. Absher	Chief Executive Officer and Director (Principal Executive Officer)	May 23, 2023
Scott W. Absher

/s/ Douglas Beck	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 23, 2023
Douglas Beck

/s/ Christopher Sebes	Director	May 23, 2023
Christopher Sebes

/s/ Kenneth W. Weaver	Director	May 23, 2023
Kenneth W. Weaver

/s/ Whitney J. White	Director	May 23, 2023
Whitney J. White

/s/ Amanda Murphy	Director	May 23, 2023
Amanda Murphy

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